EXHIBIT 99.4

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., EASTERN TIME ON DECEMBER [__], 2013, UNLESS BLUE VALLEY BAN CORP. EXTENDS THE RIGHTS OFFERING (SUCH TIME AND DATE WITH RESPECT TO THE EXPIRATION OF THE RIGHTS OFFERING, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being provided to explain the rights offering (the “Rights Offering”) by Blue Valley Ban Corp. (the “Company”) of nontransferable rights to subscribe for and purchase shares of Common Stock (as defined below) (the “Rights”) distributed to all stockholders of Company common stock, par value $1.00 per share (“Common Stock”), who hold stock as record holders, at 5:00 p.m., Eastern time on October 29, 2013 (the “Record Date”).  The Rights, the Rights Offering and Common Stock are described in the accompanying prospectus (the “Prospectus”).  The Rights are evidenced by a nontransferable subscription rights certificate (the “Subscription Rights Certificate”) registered in your name or the name of your nominee.  We are requesting that you contact your clients for whom you hold shares of Common Stock beneficially, and who are to receive the Rights distributable with respect to those shares, regarding the Rights Offering.

In the Rights Offering, the Company is offering a minimum of [______] and a maximum of [______] shares of Common Stock.  As described in the Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee, is entitled to one Right for each share of Common Stock owned on the Record Date.  Each Right will allow such holder to subscribe for [____] shares of Common Stock at a subscription price of $[____] per share (the “Subscription Price”).  In addition, each subscribing stockholder who exercises his or her Rights in full will be eligible to subscribe for additional shares of Common Stock (the “Over-Subscription Right”) at the Subscription Price for shares of Common Stock that are not otherwise purchased pursuant to the exercise of Rights, subject to pro ration and at the Company’s discretion, as described in the Prospectus.

 Holders will not receive fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock as a result of their exercise of Rights pursuant to the Rights Offering, but instead shares of Common Stock received upon the exercise of Rights will be rounded down to the nearest whole number.

We are asking that you contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

We have enclosed copies of the following documents for your use:

1.	The Prospectus;

2.	Instructions as to Use of Blue Valley Ban Corp. Subscription Rights Certificates;

3.	A Notice of Guaranteed Delivery of Subscription Rights Certificates Issued by the Company;

4.	A Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Rights; and

5.	A return envelope addressed to American Stock Transfer & Trust Company, LLC (the “Subscription Agent”).

To exercise the Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery), with payment of the Subscription Price for each share of Common Stock subscribed for, to the Subscription Agent prior to the Expiration Time, as described in the Prospectus.  The Subscription Agent must receive the Notice of Guaranteed Delivery at or prior to the Expiration Time.  All exercises of Rights are irrevocable.  Rights not exercised at or prior to the Expiration Time will expire and will be void and no longer exercisable.

If you hold Common Stock for the account of more than one client, you may aggregate the exercise of Rights for all your clients, provided that you identify the number of Rights you are exercising for each client along with the state of residency of each client.  Please note that you do not have to provide the name or other identity of your clients.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Additional copies of the enclosed materials may be obtained from the Information Agent. The telephone number of AST Phoenix Advisors is (212) 493-3910.  Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

Blue Valley Ban Corp.

NOTHING IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF BLUE VALLEY BAN CORP. OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE RIGHTS OR COMMON STOCK ISSUABLE UPON EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS, THE RIGHTS OFFERING OR THE COMMON STOCK, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.